================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ].

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to section 240.14a-11(c) or section 240.14a-12

                                 FORCENERGY INC
                (Name of Registrant as Specified in Its Charter)
     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1)   Title of each class of securities to which transaction applies:

    2)   Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    4)   Proposed maximum aggregate value of transaction:

    5)   Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)   Amount Previously Paid:

    2)   Form, Schedule or Registration Statement No.:

    3)   Filing Party:

    4)   Date Filed:

                                 FORCENERGY INC
                                FORCENERGY CENTER
                          2730 SW 3RD AVENUE, SUITE 800
                            MIAMI, FLORIDA 33129-2356

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD THURSDAY, MAY 14, 1998

To the Stockholders of Forcenergy Inc:

         The 1998 Annual Meeting of Stockholders of Forcenergy Inc (the "Company") will be held at the Northern Trust Bank of Florida at 700 Brickell Avenue, 9th Floor Boardroom, Miami, Florida at 3:30 P.M., Eastern Daylight Time, on Thursday, May 14, 1998 for the following purposes:

(1) To elect five members of the Board of Directors to serve until the 1999 Annual Meeting of stockholders and until their successors are duly elected and have qualified.

(2) To consider and act upon a proposal to amend the Forcenergy Inc 1995 Stock Incentive Plan to increase the number of shares authorized for issuance from 4,000,000 to 6,000,000 shares.

(3) To ratify the Board of Director's appointment of Coopers & Lybrand L.L.P. as the independent accountants of the Company for the year ending December 31, 1998.

(4) To transact such other business as may properly come before the meeting or any adjournment thereof.

         Stockholders of record at the close of business on April 3, 1998 are entitled to notice of and to vote at the meeting and any adjournment thereof.

         You are cordially invited to attend the meeting. Whether or not you are planning to attend the meeting, you are urged to complete, date and sign the enclosed proxy card and return it promptly. The giving of such proxy does not preclude you from voting in person if you attend the meeting.

                                          By Order of the Board of Directors



                                          By: /s/ Stig Wennerstrom
                                              -------------------------------
                                              Stig Wennerstrom
                                              Chairman, President and
                                              Chief Executive Officer

Miami, Florida
April 17, 1998

                             YOUR VOTE IS IMPORTANT


TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

                                                                  April 17, 1998

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 14, 1998

                                   -----------


                                  INTRODUCTION

         This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Forcenergy Inc (the "Company") for use at the 1998 Annual Meeting of Stockholders of the Company to be held on Thursday, May 14, 1998, and at any adjournment thereof (the "Annual Meeting"). This Proxy Statement and the enclosed form of proxy will first be sent to stockholders on or about April 20, 1998.

         The cost of soliciting proxies will be borne by the Company. Solicitation of proxies is being made by the Company through the mail and may also be made in person or by telephone. Employees and directors of the Company may be utilized in connection with such solicitation and will not receive any compensation therefor. The Company will also request brokers and nominees to forward soliciting materials to the beneficial owners of the Common Stock held of record by such persons and will reimburse them for their reasonable forwarding expenses.

PROXIES

         The shares represented by any proxy in the enclosed form, if such proxy is properly executed and is received by the Company prior to or at the Annual Meeting, will be voted in accordance with the directions made thereon. Proxies on which no direction has been made by the stockholder will be voted (i) "FOR" the election to the Board of Directors of the nominees named herein, (ii) "FOR" the proposal to amend the Forcenergy Inc 1995 Stock Incentive Plan to increase the number of shares authorized for issuance from 4,000,000 to 6,000,000 shares, and (iii) "FOR" the ratification of the appointment of Coopers & Lybrand L.L.P. as independent accountants of the Company for the year ending December 31, 1998. Any stockholder giving a proxy has the power to revoke it at any time before it is voted, either in person at the Annual Meeting or by written notice to the President of the Company or by delivery of a later-dated proxy.

VOTING SECURITIES

         Stockholders of record at the close of business on April 3, 1998 are entitled to notice of and to vote at the Annual Meeting. As of April 3, 1998, the issued and outstanding voting securities of the Company consisted of 24,485,541 shares of common stock, par value $0.01 per share (the "Common Stock"), each of which is entitled to one vote.

QUORUM AND VOTING

         The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. No matters are expected to come before the Annual Meeting other than those referred to in this Proxy Statement. If any other matter should properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxies in accordance with their best business judgment.

         Shares of Common Stock represented by a properly dated, signed and returned proxy will be counted as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Directors will be elected by a plurality of the votes cast at the Annual Meeting. All matters other than election of Directors scheduled to come before the Annual Meeting require the approval of a majority of the votes cast at the Annual Meeting. Therefore, abstentions and broker non-votes will have no effect on the outcome of the vote on any of the proposals presented.



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                               BOARD OF DIRECTORS

         The Certificate of Incorporation of the Company provides for all directors to be elected at the Annual Meeting and to serve until the next annual meeting of stockholders. Members of the Board of Directors are elected each year for annual terms at the Company's annual meeting and serve until their successors are duly elected and qualified or their earlier resignation or removal. Messrs. Eric Forss, Robert Issal, Stig Wennerstrom, Bruce L. Burnham and William F. Wallace are currently directors of the Company. Mr. Wallace has not been nominated for re-election. Mr. Antony T. F. Lundy has been nominated to replace Mr. Wallace. Five Directors will be elected at the annual meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named. The election of directors requires the favorable vote of the holders of a plurality of the shares of Common Stock present and voting, in person or by proxy, at the Annual Meeting. Stockholders may not cumulate their votes in the election of directors. Unless authority to vote for the election of directors is withheld as to any or all nominees, all shares represented by proxies will be voted for the election of the nominees listed. If authority to vote for the election of directors is withheld as to any but not all of the nominees listed, all shares represented by such proxies will be voted for the election of the nominees as to whom authority is not withheld. If a nominee becomes unavailable for any reason before the election, the shares represented by proxies will be voted for such person, if any, as may be nominated by the Board of Directors. However, the Board of Directors has no reason to believe that any nominee will be unavailable. Any vacancy occurring between annual meetings may be filled by the Board of Directors. A director elected to fill a vacancy shall hold office until the next annual meeting of stockholders. Vacancies resulting from an increase in the number of directors may be filled by the Board of Directors. Any such director would serve for a term expiring at the next annual meeting of stockholders of the Company.

NOMINEES FOR ELECTION

         The following sets forth certain information with respect to each nominee for election as a director. The information as to age, principal occupation and directorships held has been furnished by each such nominee.

         Stig Wennerstrom, age 55, has been President and Chief Executive Officer and a director of the Company since its inception in September 1993. In March 1998 Mr. Wennerstrom was chosen to serve as Chairman of the Board of Directors of the Company. From 1982 until the formation of the Company, Mr. Wennerstrom was the President and Chief Executive Officer of the Company's predecessors.

         Bruce L. Burnham, age 63, has served as a director of the Company since 1996. Mr. Burnham has served as President of The Burnham Group, a privately-held consulting and marketing firm formed by Mr. Burnham shortly after retiring from Dayton's Department Stores in 1984. From 1981 to 1984, Mr. Burnham served as Chairman and Chief Executive Officer of Dayton's Department Stores in Minneapolis, Minnesota. From 1979 to 1980, Mr. Burnham was President and Chief Executive Officer of Bonwit Teller in New York City. From 1978 to 1979, Mr. Burnham was President and Chief Operating Officer of Jordan Marsh. He serves on the Board of Directors of Paxson Communications Corporation, Financial Benefit Group, Inc. and J.B. Rudolph, Inc.

         Eric Forss, age 31, has been a director of the Company since June 1994. Mr. Forss was President of Forcenergy AB, a Swedish public corporation ("FAB") from May 1991 to March 1998. Prior to serving as President of FAB, Mr. Forss was Vice President of FAB from May 1990 through April 1991. Mr. Forss served on the Board of Directors of FAB from May 1994 to March 1998.

         Robert Issal, age 51, served as Chairman of the Board of Directors of the Company from May 1994 until March 1998 and has been a director since the Company's inception in September 1993. In March 1998 Mr. Issal was chosen to serve as Vice Chairman of the Board of Directors of the Company. Mr. Issal served as Chairman of FAB from May 1994 to March 1998 and served as Vice Chairman of FAB from April 1992 to April 1994. Mr. Issal served as President and Chief Executive Officer of Forsheda AB, a Swedish public company, from 1988 through 1991. From 1991 through 1994, Mr. Issal was the Chairman and President of Abstracta Group. From 1994 until its dissolution in March 1998, Mr. Issal served as Chairman and President of Rejmyre Belysning AB Sweden, a Swedish lighting manufacturer.

         Antony T.F. Lundy, age 37, is a managing director of Donaldson, Lufkin & Jenrette Securities Corporation, which he first joined in 1983. During 1988 and 1989 Mr. Lundy served as Vice President - Mergers and Acquisitions for Castle & Cooke, Inc.

COMMITTEES

         The Company's Board of Directors has established Executive, Audit and Compensation Committees. The Executive Committee consisted during the year of Messrs. Wennerstrom, Forss and Issal. The Audit Committee presently consists of Messrs. Issal, Burnham and Wallace, all of whom are currently non-employee Directors of the Company. The Compensation Committee consisted during the year of Messrs. Issal and Burnham, both of whom are non-employee Directors of the Company.

         The Audit Committee in performing its functions meets with representatives of the Company's independent accountants and with representatives of senior management. The Audit Committee reviews the general scope of audit coverages, the fees charged by the independent accountants, matters relating to the Company's internal control systems, and other matters related to audit functions. In addition to formal Audit Committee meetings, detailed financial reviews are presented to the full Board at each quarterly board meeting.

         The Compensation Committee administers the Forcenergy Inc 1995 Stock Incentive Plan, and in this capacity approves all option grants or awards to Company employees, including executive officers, under such plans. In addition, the Compensation Committee determines the compensation of the Company's Chief Executive Officer and its other executive officers, and establishes policies dealing with various compensation and employee benefit matters for the Company.

MEETINGS

         During the year ended December 31, 1997, the Board of Directors held eleven meetings, the Audit Committee held one meeting, the Compensation Committee held two meetings and the Executive Committee held no meetings. Each member of the Board attended at least 75% of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he served.

COMPENSATION ARRANGEMENTS FOR MEMBERS OF THE BOARD OF DIRECTORS

         Fees paid Directors are in line with that paid by comparable companies. The fees are $10,000 per year and $3,000 per meeting attended, capped at $25,000 per Director per year. In addition, a Chairman's fee of $3,000 per month was adopted in March 1997. These fees are not paid to Directors who are employees of the Company. The Company also compensates Directors through the issuance of periodic stock option grants. These grants are made under the Company's Stock Option Plan primarily on a formula basis. (See "Forcenergy Inc 1995 Stock Incentive Plan").

EXECUTIVE OFFICERS OF THE COMPANY

         The executive officers of the Company are Stig Wennerstrom, President and Chief Executive Officer and those officers listed below. Biographical information on Mr. Wennerstrom is included under the caption "Nominees for Election".

         J. Russell Porter, age 36, is Executive Vice President. Prior to his promotion to Executive Vice President in July 1997, Mr. Porter served as Vice President - Corporate Development from October 1995 to June 1997 and as Vice President - Financial Planning & Analysis from April 1994 to October 1995. From January 1992 until joining the Company, Mr. Porter held the position of Vice President in the Natural Resources Group of Internationale Nederlanden (U.S.) Capital Corporation in New York. From July 1990 to December 1991, Mr. Porter was an Associate in the Energy Group of Manufacturers Hanover and Chemical Bank.

         Gary Carlson, age 51, is Vice President - Alaska Division and has responsibility for all Alaskan operations. Prior to joining the Company in March 1997, Mr. Carlson held various positions during a tenure of 29 years with Unocal Corporation, most recently serving as Unocal's General Manager for Health, Environmental and Safety Support from 1995 until joining the Company. Mr. Carlson also served as President and Managing Director of Unocal Indonesia from 1992 to 1995 and as Managing Director for Unocal Netherlands N.V. from 1989 to 1992.

         Robert G. Gerdes, age 41, is Vice President - Geoscience with responsibility for technical overview of company-wide geoscience, as well as technical evaluation of acquisitions and new ventures. Prior to his promotion to Vice President - Geoscience in October 1997, Mr. Gerdes served as Geologist and Evaluations Manager from January 1994 to October 1997. Mr. Gerdes worked as an independent consulting geologist from September 1993 until joining the Company in January 1994. Mr. Gerdes served as Senior Geologist - Corporate Staff for Graham Resources from August 1987 to September 1993. Prior to joining Graham Resources, Mr. Gerdes held various geological positions with Crescent Exploration Company and Unocal Corporation.

         Thomas F. Getten, age 50, is Vice President, General Counsel and Secretary. Prior to joining the Company in January 1997, Mr. Getten was in private law practice in New Orleans. From January 1996 until joining the Company, Mr. Getten was a partner with Nesser, King & LeBlanc, a New Orleans law firm, and from May 1974 until December 1995, Mr. Getten was a partner and stockholder with Liskow & Lewis, also a New Orleans law firm.

         E. Joseph Grady, age 45, is Vice President, Treasurer and Chief Financial Officer. From 1980 until joining the Company in October 1995, Mr. Grady held various financial management positions with Southdown, Inc. and its subsidiaries, including Pelto Oil Company from 1980 through 1989, serving as Vice President - Finance during 1988 and 1989. Most recently Mr. Grady was Director of Finance for Southdown Environmental Systems, Inc. from January 1991 until joining the Company.

         Percy A. Payne, age 56, is Vice President - Gulf of Mexico Division and has responsibility for all Gulf of Mexico and Gulf coast operations. Prior to joining the Company in August 1996, Mr. Payne served as President of Payne Energy Associates, Inc., a privately held consulting group formed by Mr. Payne in September 1994 serving the international oil industry. Prior to establishing his consulting business, Mr. Payne held various positions during a tenure of 27 years with Shell Oil Company USA, most recently serving as Vice President of Pecten International, Shell Oil Company USA's international subsidiary. Mr. Payne also served as General Manager of Operations for the lower 48 states (excluding California) and Alaska for Shell Western E&P from April 1986 to September 1991.

         Neil M. Sullivan, age 55, is Vice President - Onshore Exploration, Houston Division. Prior to joining the Company in October 1997, Mr. Sullivan served as President of New Ventures Associates and its predecessor company, Bluebonnet Petroleum, from 1987 to September 1997. Previously, Mr. Sullivan held executive positions as Vice President of Gulf Coast Exploration at Valero Energy Corporation from October 1985 to October 1987 and Vice President of Southern Region Exploration for Anadarko Petroleum Corp. from February 1980 to August 1982. Mr. Sullivan was also employed by Conoco, Inc. and Texaco, Inc. in various positions dating to 1970.

         Mark Yelverton, age 42, is Vice President - International Operations and is responsible for all international operational activities. Mr. Yelverton joined the Company in April 1997 and served as Manager - International Operations, until his promotion to his current position in October 1997. Before joining the Company, Mr. Yelverton served in various positions, culminating in an appointment as Director General for Phibro Energy (White Nights Joint Enterprise, Russia) from 1991 to 1997. Prior to joining Phibro, Mr. Yelverton was employed by Chevron Corporation serving in various petroleum engineering and geological positions.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee believes that its policies are reflected in the Company's executive compensation program which aims to: (i) motivate executives toward effective long-term management of Company operations; (ii) reward effective, efficient ongoing management of Company operations; and (iii) provide the ability to attract and retain executives through salary levels and benefit programs which are competitive.

         EXECUTIVE COMPENSATION. The Company's executive compensation program includes, separately or through any combination, base salary, annual incentives and various stock and stock option programs.

         BASE SALARY AND ANNUAL INCENTIVES. The Company's policy, as implemented by the Compensation Committee, is to compensate executives to reflect performance and be competitive in the market. The Compensation Committee considers the executive's individual performance and that of the Company as a whole along with other relevant factors in setting compensation, including discretionary bonuses. The Compensation Committee considers the scope of each executive's responsibilities in selecting the performance measures to apply to that executive's compensation, and does not apply any specific weight to any particular measure of performance. These criteria and the performance of the executive officers were considered in the granting of cash bonuses for 1997.

         STOCK OPTIONS. The Company believes that stock options are important in motivating executives to increase long term shareholder value because the options focus executive attention on stock price as a measure of performance and align the executive's financial interests with those of the Company's stockholders. Accordingly, prior to the Company's Initial Public Offering in 1995, the Company adopted, with stockholder approval, the Forcenergy Inc 1995 Stock Incentive Plan. (See "Forcenergy Inc 1995 Stock Incentive Plan") The Compensation Committee administers the Forcenergy Inc 1995 Stock Incentive Plan and grants options to employees based on the performance of the employee and the Company and other relevant factors. Since the options vest over a number of years, they enhance the Company's ability to retain option holders and motivate them to take a long-term view of the Company's interests in their decisions. As an additional measure to enhance the Company-wide focus on increasing value for stockholders, the Company has adopted the 1997 Stock Price Performance Incentive Plan for Employees of Forcenergy Inc (the "$60 a Share Plan"), under which all employees, including the executive officers, participate. (See "1997 Stock Price Performance Incentive Plan for Employees of the Company")

         All of the executive officers of the Company were granted options to purchase shares of Common Stock under the Forcenergy Inc 1995 Stock Incentive Plan at various times during 1997, based primarily on the efforts and performance of those officers in accomplishing Company growth, or for newly elected officers, upon promotion or joining the Company.

         CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. Wennerstrom entered into an employment agreement with the Company as President and Chief Executive Officer for an initial term of three years effective September 14, 1993. See "Employment Agreement of Certain Executive Officers". In May 1995, the Company amended this employment agreement in connection with the Initial Public Offering and in recognition of the Company's rapid growth in financial performance. In addition to the stock options granted to Mr. Wennerstrom in 1997 and the elements of compensation required by his employment agreement, the Compensation Committee awarded Mr. Wennerstrom a $350,000 performance-related cash bonus in March 1998. This bonus was awarded in recognition of Mr. Wennerstrom's performance in increasing the Company's reserves, revenues and cash flow in 1997.



                                                   COMPENSATION COMMITTEE




                                                   Robert Issal
                                                   Bruce L. Burnham



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



                           SUMMARY COMPENSATION TABLE

         The following table sets forth information concerning cash and non-cash compensation paid or accrued for services in all capacities to the Company during the three years ended December 31, 1997 for each of the six most highly compensated executive officers of the Company ("Named Officers"):

                                                                                       LONG TERM
                                                                                      COMPENSATION
                                                                                  ---------------------
                                                       ANNUAL COMPENSATION(1)     SECURITIES UNDERLYING
                                                      ------------------------       STOCK OPTIONS           ALL OTHER
NAME, POSITION & AGE                  YEAR            SALARY           BONUS        (NUMBER OF SHARES)      COMPENSATION
--------------------                  ----            ------          --------     ---------------------    ------------
Stig Wennerstrom (55)                 1997            $566,664        $500,000            300,000           $89,374(2)
Chairman, President & Chief           1996             533,333         500,000            334,839            91,344(2)
Executive Officer                     1995             600,000             -0-            492,943            73,683(2)

J. Russell Porter (36)                1997             300,300         225,000            150,000             4,763(8)
Executive Vice President(3)           1996             225,300         125,000             75,000             1,692(8)
                                      1995             194,800          50,000             75,000             2,310(8)

Thomas F. Getten (50)                 1997             270,000         100,000            150,000            90,385(5)
Vice President, General
Counsel & Secretary(4)

E. Joseph Grady (45)                  1997             240,000          85,000             50,000            20,070(7)
Vice President, Treasurer             1996             203,333          75,000            120,000             1,979(8)
& Chief Financial Officer(6)          1995              34,846             -0-             75,000                  -0-

Percy A. Payne (56)                   1997             250,000          50,000             50,000             4,840(8)
Vice President - Gulf of              1996              89,231             -0-            125,000               250(8)
Mexico Division(9)

Gary W. Loveless (55)                 1997             182,062             -0-         100,000(11)         734,000(11)
Vice President - Onshore
Exploration (Houston
Division)(10)


----------

(1) Amounts exclude perquisites and other personal benefits because such compensation did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each executive officer.

(2) Includes $71,373 in annual premiums paid by the Company for life insurance policies on the life of, and payable to a beneficiary selected by, Mr. Wennerstrom for 1995 through 1997. Also includes employer matching contributions of $2,310, $2,375 and $4,750 under the Company's 401(k) Plan for 1995, 1996 and 1997, respectively, and for other non-cash benefits of $17,596 received in 1996 and $13,251 in 1997.

(3) Mr. Porter joined the Company in April 1994 as Vice President - Financial Planning and Analysis, was promoted to Vice President - Corporate Development in November 1995 and was promoted to his current position in July 1997.

(4)      Mr. Getten joined the Company in his current position in January 1997.

(5) Includes $85,600 in relocation reimbursement. Also includes $4,750 in employer matching contributions under the Company's 401(k) Plan.

(6)      Mr. Grady joined the Company in his current position in October 1995.

(7) Includes $15,300 in relocation reimbursement. Also includes $4,750 in employer matching contributions under the Company's 401(k) Plan.

(8)      Includes employer matching contributions under the Company's 401(k)
         Plan.

(9)      Mr. Payne joined the Company in his current position in August 1996.

(10) Mr. Loveless, former President of Great Western Resources, Inc. ("GWR"), joined the Company in January 1997 subsequent to the Company's acquisition of GWR. Mr. Loveless resigned from the Company in October 1997. All options granted Mr. Loveless when he joined the Company were canceled upon his resignation.

(11) Mr. Loveless was paid $609,000 by the Company in February 1997 pursuant to the terms of an employment agreement Mr. Loveless had with GWR. Mr. Loveless was paid $125,000 by the Company in October 1997 as a severance payment.

EMPLOYMENT AGREEMENT OF CERTAIN EXECUTIVE OFFICERS

         CHIEF EXECUTIVE OFFICER. In connection with the formation of the Company, Mr. Wennerstrom and the Company entered into an employment agreement effective as of September 14, 1993, and amended as of May 18, 1995 (the "Employment Agreement") pursuant to which Mr. Wennerstrom serves as President and Chief Executive Officer of the Company.

         Under the Employment Agreement, Mr. Wennerstrom is entitled to an annual salary and fixed bonus. Mr. Wennerstrom received an annual salary of $600,000, $533,333 and $566,664 for 1995, 1996 and 1997, respectively. Mr.
Wennerstrom's salary is subject to annual cost of living increases. In addition, Mr. Wennerstrom was entitled to receive a $150,000 bonus for each of 1996 and 1997 and for each subsequent year, provided that the Company may require him to return this bonus, or a portion thereof, for any year in which the Company fails to attain pre-determined cash flow targets. The Employment Agreement also provides that the Company will maintain certain life insurance policies on the life of Mr. Wennerstrom, payable to a beneficiary selected by Mr. Wennerstrom. The term of the Employment Agreement extends to December 31, 1998 and thereafter until December 31, 2001 for "rolling" three-year periods that can be terminated upon 36 months' prior notice, provided that the term can be ended upon 12 months' notice given after January 1, 2002.

         The Employment Agreement is subject to early termination by the Company for cause or upon the death or incapacity of Mr. Wennerstrom. The Employment Agreement is subject to early termination by Mr. Wennerstrom for cause. If the Employment Agreement is terminated without cause by the Company or with cause (including certain changes in control of the Company) by Mr. Wennerstrom, the Company is obligated to pay Mr. Wennerstrom a termination fee of three times the amount of Mr. Wennerstrom's annual includible compensation.

         OTHER. The Company entered into employment agreements with J. Russell Porter, E. Joseph Grady and Thomas F. Getten. These employment agreements are for "rolling" periods of one year, provided that the automatic annual renewal can be terminated upon 60 days written notice. If the employment agreement is terminated without cause by the Company or in the event of certain changes in control of the Company, the Company is obligated to pay such officers a severance payment provided for in such employment agreement equal to one year base salary for Messrs. Porter, Getten and Grady in the event of termination without cause and in the case of certain changes in control one year salary for Messrs. Getten and Grady and two years salary and bonus for Mr. Porter.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

         The Company is subject to U.S. tax legislation enacted in 1993 that could limit the deductibility of certain compensation payments to its executive officers. The Company believes that any compensation realized in connection with the exercise of stock options granted by the Company will continue to be deductible as performance-based compensation. The Compensation Committee will continue to monitor the impact of this legislation on the Company's compensation policies.

FORCENERGY INC 1995 STOCK INCENTIVE PLAN

         In May 1997, pursuant to a vote of the Company's stockholders, the Company's three existing stock option plans were consolidated to form the Forcenergy Inc 1995 Stock Incentive Plan (the "Stock Option Plan"). The Stock

Option Plan is intended to provide officers and key employees with an opportunity to acquire a proprietary interest in the Company and additional incentive and reward opportunities based on the profitable growth of the Company and to aid the Company in attracting and retaining outstanding personnel. The Stock Option Plan provides for the granting of options (either incentive stock options within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended ("Code"), or non-qualified stock options), restricted stock awards, stock appreciation rights, performance awards, and phantom stock awards, or any combination thereof.

         The Stock Option Plan is administered by the Compensation Committee, which is composed of at least two Directors who are "outside directors" within the meaning of Section 162(m) of the Code and "non-employee directors" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Stock Option Plan permits awards covering up to an aggregate of 4,000,000 shares of Common Stock. As of December 31, 1997, 4,000,000 shares of Common Stock had an aggregate market value of $104.75 million. The number of, and in some cases, types of, shares covered by the Stock Option Plan are subject to adjustments in the event of stock dividends, stock splits and certain other events. As of December 31, 1997, options covering up to an aggregate of 3,625,002 shares of Common Stock were outstanding under the Stock Option Plan, and 145,799 options were available for future grants after December 31, 1997.

         All employees and Directors of the Company are eligible to participate in the Stock Option Plan. The Compensation Committee has the power to determine which employees receive awards under the Stock Option Plan and the terms of each award, except that awards to non-employee Directors are made upon unanimous consent of the entire Board of Directors.

         No more than 500,000 shares of Common Stock, subject to adjustments, may be subject to grants to any one employee in any one year under the Stock Option Plan. This limitation will be applied so that compensation realized from awards under the Stock Option Plan will qualify as "performance based" compensation for purposes of Section 162(m) of the Code.

         Upon initial appointment to the Board, a non-employee Director typically receives options to buy 5,000 shares of Common Stock, vesting annually over three years subject to their continued service as a Director. Upon their re-election to the Board at subsequent annual meetings of stockholders, these Directors receive options to buy 1,000 shares of Common Stock, vesting in six months after such annual meeting. All of these options are exercisable at the fair market value of Common Stock at the date of grant, and expire 10 years after grant. Incentive stock options granted under the Stock Option Plan cannot be exercisable at less than the fair market value of Common Stock on the date of grant (subject to adjustments), nor for more than 10 years after grant, provided that options granted to a holder of securities representing more than 10% of the total combined voting power of all classes of the Company's stock or of its subsidiary cannot be exercisable at less than 110% of the fair market value of Common Stock at the date of grant (subject to adjustments) or for longer than five years from grant. The Committee can determine how the exercise price of options will be paid. The Board of Directors may grant options on a discretionary basis to individual directors.

         The Committee has the authority, in its discretion, to amend the Stock Option Plan, unless approval of the Company's stockholders is required for the Stock Option Plan to meet the stockholder approval requirements of Sections 422 and 162(m) of the Code. Therefore, the Company's stockholders would need to approve any amendment that is "material" for purposes of Section 162(m) or required by Section 422, including any amendment (a) increasing the number of shares available in the aggregate for awards, (b) increasing the number of shares that may be granted to an employee, or (c) changing eligibility requirements for participation in the Stock Option Plan.

         No grants of Restricted Stock Awards, Stock Appreciation Rights, Performance Awards or Phantom Stock Awards have been made under the Stock Option Plan. See "Stock Option Grants in 1997".

PROPOSAL TO EXPAND THE FORCENERGY INC 1995 STOCK INCENTIVE PLAN

         The Company has experienced significant growth in the last two years, including the employment of many experienced, highly qualified professionals. To attract and retain these professionals, the Company has utilized the Stock Option Plan as a major component of its compensation structure for such employees. Because the Stock Option

Plan has been an important incentive utilized in building the staff, only 145,799 shares of Common Stock remain available for future option grants. Therefore, in order for the Company to be able to continue to use this tool to attract and retain high quality personnel in a highly competitive market, the Company proposes to expand the Stock Option Plan to provide for the grant of options to purchase up to an aggregate of 6,000,000 shares of Common Stock, as compared to the 4,000,000 shares currently authorized. Accordingly, the Board of Directors recommends that stockholders vote "FOR" the proposal to amend the Stock Option Plan to increase the number of shares authorized for issuance from 4,000,000 to 6,000,000 shares.

401(K) PLAN

         The Company has adopted a 401(k) Profit Sharing Plan (the "401(k) Plan") for its employees. Under the 401(k) Plan, eligible employees are permitted to defer receipt of up to 15% of their cash compensation (subject to certain limitations imposed under the Code). The 401(k) Plan provides that a discretionary match of employee deferrals may be made by the Company in cash. Pursuant to the 401(k) Plan, the Company has currently elected to match $.50 for each $1.00 contributed by the employee through salary deferral, said deferral not to exceed 5% of an employee's salary, subject to limitations imposed by the Internal Revenue Service. The amounts held under the 401(k) Plan are invested among various investment funds maintained under the 401(k) Plan in accordance with the directions of each participant. Salary deferral contributions under the 401(k) Plan are 100% vested. Matching contributions vest immediately upon a participants attainment of a minimum of one year of service with the Company. Participants or their beneficiaries are entitled to payment of vested benefits upon termination of employment.

EMPLOYEE STOCK PURCHASE PLAN

         The Company has adopted the Forcenergy Gas Exploration, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan"), which permits all Company employees (other than the Chief Executive Officer) who work full time (or part time for at least 20 hours per week and more than five months per year) to acquire Common Stock at a minor discount from its fair market value through payroll deductions. Up to 100,000 shares of Common Stock have been authorized for purchase under the Stock Purchase Plan.

         For each six-month period beginning on January 1 or July 1 during the term of the Stock Purchase Plan, unless the Board determines otherwise, the Company will offer to each eligible employee the opportunity to purchase Common Stock. Employees may elect to participate prior to the start of a period and may elect to have from two to ten percent of their compensation withheld. The Stock Purchase Plan allows withdrawals, termination and changes in the level of participation. The purchase price will be 85% of the lesser of the fair market value of Common Stock on (i) the first day of the period or (ii) the last day of the period. No employee may purchase Common Stock under the Stock Purchase Plan valued at more than $25,000 (or such other maximum as may be prescribed from time to time under the Code) for each calendar year in accordance with the provisions of the Code.

         Employees have purchased 44,415 shares under the Stock Purchase Plan as of December 31, 1997.

1997 STOCK PRICE PERFORMANCE INCENTIVE PLAN FOR EMPLOYEES OF THE COMPANY

         Effective January 1, 1997, the Company adopted the 1997 Stock Price Performance Incentive Plan for Employees of the Company (the "$60 a Share Plan" or "Plan"). All of the Company's employees are eligible to receive awards of the Company's Common Stock under the Plan without being required to pay any purchase price if (1) the closing price of the Company's Common Stock reaches $60 a share before January 1, 2000, and (2) the employee remains employed by the Company through the date that the shares are actually distributed under the Plan. If the Common Stock reaches $60 per share on any date (the "$60 Price Date") on or before December 31, 1999, then all employees would receive Common Stock worth 500% of their annual base compensation, distributed in equal installments on the first, second and third anniversaries of the $60 Price Date, if they are still employed by the Company. For purposes of determining the value of Common Stock to be distributed, the Common Stock will be valued at its closing price on the $60 Price Date. The number of shares of Common Stock issuable will not be affected by subsequent fluctuations in the stock price, and will not be at all dependent upon the market price of Common Stock on the dates that Common Stock is distributed to employees under the Plan.

         The Plan also provides for reduced compensation if the Common Stock does not reach $60 a share during the plan period but does reach $50 a share (but not $60) prior to December 31, 1999 (with December 31, 1999 representing the "$50 Price Date"). In such case, all employees would receive Common Stock worth 250% of their annual base compensation, distributed in equal installments on December 31, 2000, 2001 and 2002. For purposes of determining the value of the Common Stock to be distributed, the Common Stock will be valued at $50 a share on the distribution dates.

         Employees shall not have any rights to receive shares of Common Stock under the $60 a Share Plan until the requirements of the Plan are met. Since employees have no vested rights under the Plan, the interest of participants in the Plan will not be transferable, except that employees could designate that shares, when and if issued under the Plan, be delivered for the benefit of their immediate families.

         The Compensation Committee of the Company's Board of Directors administers the Plan. The Compensation Committee has the discretion to reduce the number of shares otherwise distributable under the Plan to employees hired after January 1, 1997. This reduction would reflect the price of the Common Stock at the time employment commenced and the period of time that the employee worked until the $50 Price Date or $60 Price Date, as applicable. The Compensation Committee has the sole and exclusive right to interpret and administer the Plan, including determining the employees eligible to receive awards under the Plan, calculating the employees' annual base pay and the number of shares of Common Stock issuable and reducing the number of shares issuable to particular employees. The Compensation Committee may also amend the Plan prior to the $50 Price Date or $60 Price Date in its sole discretion, and may amend the Plan after the $50 Price Date or $60 Price Date with the consent of any employees that are adversely affected by a proposed change.

         The Plan is intended to qualify under Section 162 (m) of the Code so that the Company may deduct the value of the shares issuable under the Plan regardless of the amount thereof. Therefore, changes to the Plan will require stockholder approval if they are "material" for purposes of Section 162(m) of the Code. "Material" changes would include an increase in the aggregate number of shares issuable under the Plan or to a particular employee or a change in the eligibility criteria for participation in the Plan.

         The $60 a Share Plan does not provide for a maximum limitation on the number of shares of Common Stock that may be awarded thereunder or to any particular employee. However, based on the Company's payroll as of January 1, 1997, there would be an aggregate of approximately 499,000 shares of Common Stock issuable under the Plan to existing employees if the $50 price target is met, and approximately 832,000 shares issuable if the $60 price target is met (based on a $50 or $60 a share value, as applicable). The Plan also provides for awards of Common Stock to employees joining the Company after January 1, 1997. The maximum value of shares issuable to any one employee is $3,500,000 (58,333 shares at the $60 value); there is no limitation on the aggregate number of employees that the Company may hire and thereby make eligible to participate in the Plan.

STOCK OPTION GRANTS IN 1997

                     OPTION GRANTS TO NAMED OFFICERS IN 1997

                                                                                   POTENTIAL REALIZABLE VALUE
                      NUMBER OF       % OF TOTAL                                   AT ASSUMED ANNUAL RATES OF
                      SECURITIES     OPTIONS/SARs                                  Stock PRICE APPRECIATION FOR
                      UNDERLYING      GRANTED TO     EXERCISE                              OPTION TERM(1)
                       OPTIONS       EMPLOYEES IN    PRICE PER   EXPIRATION      --------------------------------
       NAME            GRANTED       FISCAL YEAR       SHARE        DATE                5%              10%
       ----           ----------     ------------    ---------   -----------     ---------------   -------------
    Stig Wennerstrom     300,000(2)         19.8%        $26.750       2007          $5,046,879    $12,789,783
    J. Russell Porter    150,000(3)          9.9%         26.750       2007           2,523,440      6,394,892
    Thomas F. Getten     150,000(4)          9.9%         29.375       2007           2,771,067      7,022,428
    E. Joseph Grady       50,000(3)          3.3%         26.750       2007             841,147      2,131,631
    Gary W. Loveless     100,000(5)          6.6%         34.000       2007                   0              0
    Percy A. Payne        50,000(3)          3.3%         26.750       2007             841,147      2,131,631


Mr. Stig Wennerstrom exercised options on 33,429 shares in July 1997. The value realized by Mr. Wennerstrom upon exercise was approximately $399,967. Those were the only options exercised by a Named Officer in 1997.


------------------


(1) Potential realizable value was reported net of the option exercise price, but before taxes, associated with the exercise. These amounts represent the theoretical realizable value on the option expiration date, assuming that the stock price appreciates annually at the rates shown from the date of grant through expiration. Actual values realized, if any, on stock option exercises are dependent on the future performance of the Common Stock and the officer's continued employment throughout the vesting period. Accordingly, the amounts reflected in this table may not necessarily be achieved. All options granted to the Named Officers in 1997 reflected the market price of the common stock on the date of grant.

(2) Mr. Wennerstrom was granted options to purchase 300,000 shares of Common Stock on July 25, 1997 under the Stock Option Plan and those options vest one year from the date of grant.

(3) Options were granted to the Named Officer on July 25, 1997 under the Stock Option Plan and such options vest 33.33% on each of the third through fifth anniversaries of the date of grant.

(4) Mr. Getten was granted options to purchase 150,000 shares of Common Stock on January 27, 1997 under the Stock Option Plan in connection with Mr. Getten joining the Company and those options vest 33.33% on each of the third through fifth anniversaries of the date of grant.

(5) Mr. Loveless was granted options to purchase 100,000 Shares Of Common Stock upon joining the Company in January 1997. The options were canceled upon Mr. Loveless' resignation from the Company in October 1997.


                    UNEXERCISED OPTIONS AT DECEMBER 31, 1997

                                                                          VALUE OF UNEXERCISED
                                    NUMBER OF OPTIONS                     IN-THE-MONEY OPTIONS(1)
                              -------------------------------        ------------------------------
       NAME                   EXERCISABLE       UNEXERCISABLE        EXERCISABLE      UNEXERCISABLE
       ----                   -----------       -------------        -----------      -------------

Stig Wennerstrom                1,048,662           449,553          $13,853,305        $2,346,113
J. Russell Porter                 106,948           291,389            1,038,567         2,046,879
Thomas F. Getten                        0           150,000                    0                 0
E. Joseph Grady                    20,000           225,000                    0         1,914,063
Percy A. Payne                     10,000           175,000                    0           726,563


---------------

(1) Value based on the last trade on the New York Stock Exchange on December 31, 1997 ($26.1875 per share), less the applicable exercise price of the outstanding options.

STOCK PERFORMANCE GRAPH

         The following graph compares total return of the Company's Common Stock against the S&P 500 Index and a peer group index consisting of public independent oil and gas companies.* The graph assumes that $100 was invested on August 2, 1995 (the date of the closing of the Initial Public Offering) in the Company's Common Stock, the S&P 500 Index and the peer group and that dividends thereon were reinvested quarterly.

                  08/02/95  09/30/95  12/31/95  03/31/96  06/30/96  09/30/96  12/31/96  03/31/97  06/30/97  09/30/97  12/31/97
                  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
FORCENERGY INC     100.00    102.38    104.76    112.50    179.76    235.71    345.24    273.81    289.29    369.64    249.40

PEER GROUP INDEX   100.00    106.84    110.06    110.34    153.31    164.35    207.26    165.33    182.09    246.35    200.88

S&P 500 INDEX      100.00    104.48    110.78    116.72    121.96    125.73    136.21    139.86    164.28    176.59    181.66

*The peer group consists of Ocean Energy Inc., Hugoton Energy Inc., Louis Dreyfus Natural Gas Company, Inc., Newfield Exploration Company, PetroCorp, Inc. and Stone Energy Corp.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         The following table is furnished as of March 31, 1998 to indicate beneficial ownership of shares of the Common Stock by persons owning more than 5% of the Common Stock and all executive officers and Directors individually and the executive officers and Directors as a group. The information in the following table is provided by such persons.

                                                                                                 PERCENT
                                            COMMON              VESTED                              OF
                                            STOCK(1)          OPTIONS(2)          TOTAL        COMMON STOCK
                                            --------          ----------          -----        ------------
Dresdner Bank AG(7)                        1,708,600                  0         1,708,600           6.6%
Forsinvest AB(3)(8)                        1,904,560                  0         1,904,560           7.3%
Stridor Invest AB(3)(8)                       21,436                  0            21,436              *
Stig Wennerstrom(3)(4)                       320,698          1,048,662         1,369,360           5.3%
J. Russell Porter(3)(5)                        4,493            106,948           111,441              *
Gary Carlson(3)(6)                             4,417                  0             4,417              *
Robert Gerdes(3)                                 626                  0               626              *
Thomas F. Getten(3)                              906                  0               906              *
E. Joseph Grady(3)                             1,345             20,000            21,345              *
Percy A. Payne(3)                              1,039             10,000            11,039              *
Neil Sullivan(3)                                   0                  0                 0              *
Mark Yelverton(3)                                  0                  0                 0              *
Bruce L. Burnham(3)                           15,000             11,166            26,166              *
Eric Forss(3)(8)                           1,942,180             31,000         1,973,180           7.6%
Robert Issal(3)                                3,751             31,000            34,751              *
William F. Wallace(3)                          3,071             11,166            14,237              *
Directors and Officers, total as           2,297,526          1,269,942         3,567,468          13.7%
a group




* Less than 1%

------------------


(1) Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

(2) Represent shares of Common Stock issuable pursuant to stock option grants that are vested or that will be vested within 60 days of the effective date of this schedule.

(3) The address of Forsinvest AB and Stridor Invest AB and Messrs. Forss and Issal is Birger Jarlsgatan, 73-75, Box 19040, S-10432 Stockholm, Sweden. The address of Messrs. Wennerstrom, Porter, Getten and Grady is 2730 SW 3rd Avenue, Suite 800, Miami, Florida 33129. The address of Mr. Wallace is 30036 Snowbird Lane, Evergreen, Colorado 80439. The address of Mr. Burnham is 10 Haig Point Circle, Hilton Head, SC 29938. The address of Messrs. Gerdes, Payne and Yelverton is 3838 N. Causeway Boulevard, Lakeway Three, Suite 2300, Metairie, Louisiana 77002. The address of Mr. Sullivan is 1111 Bagby St., Suite 4850, Houston, Texas 77002. The address of Mr. Carlson is 310 K Street, Suite 700, Anchorage, Alaska 99501.

(4) Of the shares listed as beneficially owned by Mr. Wennerstrom, 3,000 shares are owned by each of his children, Linda Wennerstrom and Henrik Wennerstrom, for which Mr. Wennerstrom disclaims beneficial ownership.

(5) Of the shares beneficially owned by Mr. Porter, 1,000 shares are owned by his wife, Deborah A. Porter.

(6) Of the shares beneficially owned by Mr. Carlson, 1,600 shares are owned by his children: Nathan Carlson (300 shares), Amanda Carlson (300 shares), Gary Carlson (500 shares) and Rachael Carlson (500 shares). In addition, 200 shares are owned in trust for Gary Carlson, Mr. Carlson's son.

(7) The address of Dresdner Bank AG is Jurgen-Ponto-Platz 1 60301 Frankfurt, Germany. Dresdner Bank AG is an international banking organization headquartered in Frankfurt, Germany.

(8) In connection with the public tender offer hereinafter described (See "Certain Relationships and Related Transactions"), Eric Forss, Forsinvest AB and Stridor Invest AB acquired 1,942,180 shares of Common Stock. Eric Forss is an owner, or empowered officer of, Forsinvest AB and Stridor Invest AB. The shares of Common Stock held by Forsinvest AB and Stridor Invest AB are also included in the holdings of Eric Forss.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company is currently a party to or has engaged in the following transactions with its directors, officers and principal stockholders.

         The Company leases its principal offices in Miami, Florida from an affiliate of the Forss family. The terms of the lease include current monthly payments of approximately $23,000, expiring in October 2001. The Company made payments under such lease of $280,000 in 1996 and $292,000 in 1997. The Company believes that the lease terms are comparable to those terms which could be obtained from an unaffiliated third party.

         In connection with Mr. Wennerstrom's currently outstanding stock options, the Company has granted certain piggyback registration rights and a put option on the value of all such options and the Common Stock acquired through the exercise of such options.

         The Company has a consulting arrangement with Wictor Forss, the former Chairman of the Board of the Company, whereby Mr. Forss receives $10,000 per month in exchange for consulting services. The Company believes that Mr. Forss' prior years of service to the Company as a Director enable him to provide business and financial advice to the Company at a reasonable cost. This consulting arrangement with Wictor Forss will terminate in March 1999.

         In July 1997 the Company loaned J. Russell Porter, its Executive Vice President, $200,000 pursuant to the terms of a promissory note executed and delivered by Mr. Porter to the Company. The promissory note bears interest at 9% per annum and is payable upon demand. Mr. Porter granted the Company a security interest in the stock options granted to him pursuant to the Stock Option Plan. As of April 15, 1998 the outstanding principal balance under the promissory note was $85,000.

         On December 19, 1997, the Company made a public tender offer for all of the outstanding shares of Forcenergy AB ("FAB"). FAB is a Swedish public company that at the time of the tender offer owned 34% of the outstanding Common Stock of the Company. Eric Forss, Director of the Company, was President of FAB and directly or through indirect affiliations owned approximately 22% of the equity interest and 52% of the voting interest in FAB. As of April 3, 1998, more than 99% of the outstanding common shares of FAB have been tendered in connection with the tender offer. The Company issued approximately 7.9 million shares pursuant to the tender offer. In connection with the tender offer, the Company entered into an agreement with Eric Forss, Forsinvest AB and Stridor Invest AB (collectively, the "Forss Affiliates"), in which the Forss Affiliates unconditionally agreed to tender their FAB securities pursuant to the tender offer. In connection with the exchange, the Forss Affiliates exchanged 1,000,000 FAB Series A shares and 2,224,633 FAB Series B shares for 1,940,846 shares of Common Stock of the Company.

         The Company has agreed to enter into a registration rights agreement with the Forss Affiliates in order to give the Forss Affiliates the right on one occasion to require the Company to register all or part of the shares of Common Stock received by the Forss Affiliates in connection with the tender offer under the Securities Act of 1933 as amended (the "Securities Act"), unless (i) exemption for such proposed sale exists under the Securities Act or (ii) the Company has given notice of its intention to file a registration statement. The Company has also agreed to provide the Forss Affiliates with piggyback registration rights in any offering by the Company of any of its securities to the public except a registration statement on Forms S-4 or S-8. The Company has agreed to bear the expenses of all such registrations.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under the securities laws of the United States, the Company's Directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file by these dates. Messrs. Gerdes and Yelverton each filed a late Form 3 upon being made officers of the Company. Mr. Sullivan filed a late Form 3 subsequent to joining the Company. All other required filings were satisfied on a timely basis. In making these disclosures, the Company has made written inquiries of its officers and Directors and has relied solely on written statements of its Directors, executive officers and stockholders and copies of the reports that they have filed with the SEC. In 1997, the Company initiated procedures to assist officers and Directors in meeting the filing requirements of Section 16(a).

                     RATIFICATION OF INDEPENDENT ACCOUNTANTS

         The stockholders will be asked to ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants of the Company for the year ending December 31, 1998. Such ratification will require the favorable vote of the holders of a majority of the shares of Common Stock present and voting, in person or by proxy, at the Annual Meeting. The Board of Directors recommends that stockholders vote "FOR" ratification of the appointment.

         Representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

                  DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

         In order for stockholder proposals to be included in the Company's proxy statement and proxy relating to the Company's 1999 Annual Meeting of Stockholders, such proposals must be received by the Company at its principal executive offices not later than December 31, 1998.



                                         By Order of the Board of Directors



                                         BY: /s/ Stig Wennerstrom
                                            -----------------------------------
                                            Stig Wennerstrom
                                            Chairman, President and
                                            Chief Executive Officer

                                     PROXY


                  PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                               OF FORCENERGY INC
                         Annual Meeting -- May 14, 1998

The undersigned hereby appoints Stig Wennerstrom, E. Joseph Grady, and Thomas F. Getten, each of them, each with full power of substitution, the proxies of the undersigned to attend the Annual Meeting of Stockholders of FORCENERGY INC (the "Corporation") to be held at 3:30 P.M., Eastern Daylight Time, on May 14, 1998 at the Northern Trust Bank of Florida, 700 Brickell Avenue, 9th Floor Boardroom, Miami, Florida, and any adjournments thereof, and to vote at said meeting and any adjournments thereof all shares of stock of the Corporation standing in the name of the undersigned, as instructed on the reverse side, and in their judgment on any other business which may properly come before said meeting.


                 (TO BE CONTINUED AND SIGNED ON THE OTHER SIDE)



                        Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Stockholders
                                 FORCENERGY INC

                                  May 14, 1998


                Please Detach and Mail in the Envelope Provided


A [X] Please mark your
      votes as in this
      example.

                 FOR all
                 nominees
                listed at     WITHHOLD
                  right      AUTHORITY                                                                      FOR    AGAINST   ABSTAIN
1. ELECTION OF     [ ]          [ ]     NOMINEES: Stig Wennerstrom    2.  PROPOSAL TO INCREASE THE NUMBER   [ ]      [ ]       [ ]
   DIRECTORS                                      Bruce L. Burnham        OF SHARES COVERED BY THE
                                                  Eric Forss              FORCENERGY INC 1995 STOCK
FORCENERGY INC.1995 STOCK                         Robert Issal            INCENTIVE PLAN FROM 4,000,000
*(INSTRUCTIONS: To withhold authority             Antony T.F. Lundy       SHARES TO 6,000,000 SHARES.
to vote for any individual nominee, write
that nominee's name in the space provided                                                                   FOR    AGAINST   ABSTAIN
below.)                                                               3.  PROPOSAL TO APPROVE THE ELECTION  [ ]      [ ]       [ ]
                                                                          OF COOPERS & LYBRAND L.L.P. AS
------------------------------------------                                INDEPENDENT ACCOUNTANTS FOR THE
                                                                          YEAR ENDING DECEMBER 31, 1998.

                                                                        THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION
                                                                      IS SPECIFIED, IT WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.



SIGNATURE                                         DATE           SIGNATURE                                         DATE
         ---------------------------------------      ---------           ---------------------------------------      ---------
                                                                                        IF HELD JOINTLY


NOTE:  Stockholder(s) should sign above exactly as name(s) appears hereon. But minor discrepancies in such signatures shall not invalidate their proxy. If more than one Stockholder, all should sign.

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